Marathon Oil Reports Second Quarter 2023 Results
Over $830 Million of Shareholder Distributions in First Half 2023

HOUSTON, August 2, 2023 - Marathon Oil Corporation (NYSE: MRO) reported second quarter 2023 net income of $287 million or $0.47 per diluted share, which includes the impact of certain items not typically represented in analysts' earnings estimates and that would otherwise affect comparability of results. Adjusted net income was $295 million or $0.48 per diluted share. Net operating cash flow was $1,076 million or $1,121 million before changes in working capital (adjusted CFO). Free cash flow was $442 million or $531 million before changes in working capital and including Equatorial Guinea (E.G.) distributions and other financing (adjusted FCF).

•Continued delivery on commitment to return at least 40% of adjusted CFO to shareholders
–Returned $434 million to shareholders during second quarter, an approximate 10% increase from first quarter 2023 shareholder distributions; second quarter return of capital included $372 million of share repurchases and $62 million base dividend
–Achieved first half 2023 shareholder distributions of $831 million, including over $700 million of share repurchases; represents 40% of adjusted CFO
–Executed $4.2 billion of total share repurchases over trailing 7 quarters, driving a 24% reduction in outstanding share count and significant growth in all per-share metrics
•Achieved strong second quarter financial and operational results with no changes to full-year production or capital spending guidance ranges
–Generated second quarter FCF of $442 million and adjusted FCF of $531 million
–Delivered sequential increase in total second quarter production to 399,000 net barrels of oil equivalent per day (boed) and 189,000 net barrels of oil per day (bopd)
–Company’s full year 2023 total Company oil equivalent production is trending above the midpoint of the annual guidance range

“Second quarter adds to our track record of consistent execution against our well-established Framework for Success” said Chairman, President, and CEO Lee Tillman. “We built on our return of capital leadership, increasing shareholder distributions to over $430 million during second quarter, including over $370 million of share repurchases. Second quarter financial and operational results were again very strong, highlighted by notable increases to our cash flow, free cash flow, and production relative to the first quarter. We remain on track to deliver against our full year capital spending and production guidance with oil equivalent production trending above the midpoint. In summary, we remain well positioned to continue offering our investors top tier and sustainable free cash flow generation, an advantaged return of capital profile, and differentiated per-share growth with an investment grade balance sheet - all at an attractive valuation. I remain confident that our 2023 business plan is both resilient and compelling across a broad range of commodity prices and that it benchmarks at the very top of both the E&P sector and the S&P 500 on the metrics that matter most.”

Return of Capital
Marathon Oil’s percentage of CFO framework provides clear visibility to significant return of capital to equity investors, ensuring the shareholder gets the first call on cash flow generation and protecting shareholder distributions from capital inflation. In a $60/bbl WTI or higher price environment, the Company targets returning a minimum of 40% of CFO to equity investors. The Company remains on track to meet or exceed this minimum objective in 2023.

During second quarter, Marathon Oil returned $434 million to shareholders, including $372 million of share repurchases and the $62 million base dividend. Through the first two quarters of 2023, Marathon Oil has returned $831 million to shareholders, representing 40% of adjusted CFO. Shareholder distributions through the first two quarters of 2023 include over $700 million of share repurchases and $125 million in base dividends.

Since significantly increasing return of capital to equity investors in fourth quarter 2021 under its current Return of Capital Framework, Marathon Oil has returned $4.6 billion to shareholders, including $4.2 billion of share repurchases that have reduced outstanding share count by 24%, contributing to significant growth in all per-share metrics.

2Q23 Financials
CASH FLOW AND CAPEX: Net cash provided by operations was $1,076 million during second quarter or $1,121 million before changes in working capital. Second quarter cash additions to property, plant and equipment totaled $634 million, while capital expenditures (accrued) totaled $623 million.

BALANCE SHEET AND LIQUIDITY: Marathon Oil ended second quarter with $215 million in cash and cash equivalents. The Company redeemed $131MM of 8.125% Senior Notes in July, bringing year-to-date gross debt reduction to $200 million. This followed the successful April remarketing of $200 million of tax-exempt bonds at an interest rate of 4.05% that matures in 2026. At quarter end, Marathon Oil had $2.1 billion of available borrowing capacity on its revolving credit facility that matures in 2027. All three primary credit rating agencies continue to rate Marathon Oil as investment grade, with Fitch and Moody’s reaffirming their credit rating in June 2023.

ADJUSTMENTS TO NET INCOME: The adjustments to net income for second quarter increased net income by $8 million, primarily due to a small unproved property impairment and the income impact associated with unrealized losses on derivative instruments.

2Q23 Operations
UNITED STATES (U.S.): U.S. production averaged 356,000 net boed for second quarter 2023, an increase from 341,000 net boed during first quarter. Oil production averaged 181,000 net bopd for second quarter, an increase from 176,000 net bopd during first quarter. The Company brought a total of 80 gross Company-operated wells to sales during second quarter. U.S. unit production costs averaged $5.88 per boe during second quarter.

Marathon Oil’s second quarter Eagle Ford production averaged 156,000 net boed, including 81,000 net bopd, with 49 gross Company-operated wells to sales. Bakken production averaged 109,000 net boed, including 68,000 net bopd, with 23 gross Company-operated wells to sales. Oklahoma production averaged 50,000 net boed, including 9,000 net bopd. Permian production averaged 40,000 net boed, including 21,000 net bopd, with eight gross Company-operated wells to sales.

INTERNATIONAL: E.G. production averaged 43,000 net boed for second quarter 2023, including 8,000 net bopd. Unit production costs averaged $5.72 per boe, and net income from equity method investees totaled $22 million during second quarter. Second quarter production, unit costs, and equity income were all negatively impacted by a triennial turnaround completed during the month of April. Second quarter cash distributions from equity method companies totaled $249 million, including $215 million of dividends and $34 million of distributions classified as return of capital.

2023 Guidance
Marathon Oil’s originally provided 2023 production guidance ranges remain unchanged with the Company’s full year 2023 total Company oil equivalent production trending above the midpoint of guidance. Third quarter total Company oil and oil equivalent production are both expected to be at or above the high end of the annual guidance ranges. No change to the Company’s 2023 capital spending guidance range of $1.9 to $2.0 billion with first half capital spending (accrued) accounting for just over 60% of the full year budget at the midpoint of guidance, consistent with the Company’s business plan.

The Company’s 2023 business plan continues to benchmark at the top of its high-quality E&P peer group, as measured by expected shareholder distribution yield; FCF yield and FCF efficiency; capital efficiency; FCF breakeven; and growth in production per-share.

A slide deck and Quarterly Investor Packet will be posted to the Company’s website following this release. On Thursday, August 3, at 9 a.m. ET, the Company will conduct a question-and-answer webcast/call, which will include forward-looking information. The live webcast, replay and all related materials will be available at https://ir.marathonoil.com/.

About Marathon Oil
Marathon Oil (NYSE: MRO) is an independent oil and gas exploration and production (E&P) company focused on four of the most competitive resource plays in the U.S. - Eagle Ford, Texas; Bakken, North Dakota; STACK and SCOOP in Oklahoma and Permian in New Mexico and Texas, complemented by a world-class integrated gas business in Equatorial Guinea. The Company’s Framework for Success is founded in a strong balance sheet, ESG excellence and the competitive advantages of a high-quality multi-basin portfolio. For more information, please visit www.marathonoil.com.

Media Relations Contact:
Karina Brooks: 713-296-2191

Investor Relations Contacts:
Guy Baber: 713-296-1892
John Reid: 713-296-4380

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Non-GAAP Measures
In analyzing and planning for its business, Marathon Oil supplements its use of GAAP financial measures with non-GAAP financial measures, including adjusted net income (loss), adjusted net income (loss) per share, net cash provided by operating activities before changes in working capital (adjusted CFO), free cash flow, adjusted free cash flow, capital expenditures (accrued) and reinvestment rate.
Our presentation of adjusted net income (loss) and adjusted net income (loss) per share is a non-GAAP measure. Adjusted net income (loss) is defined as net income (loss) adjusted for gains or losses on dispositions, impairments of proved and certain unproved properties, changes in our valuation allowance, unrealized derivative gains or losses on commodity and interest rate derivative instruments, effects of pension settlements and curtailments and other items that could be considered “non-operating” or “non-core” in nature. Management believes this is useful to investors as another tool to meaningfully represent our operating performance and to compare Marathon to certain competitors. Adjusted net income (loss) and adjusted net income (loss) per share should not be considered in isolation or as an alternative to, or more meaningful than, net income (loss) or net income (loss) per share as determined in accordance with U.S. GAAP.
Our presentation of adjusted CFO is defined as net cash provided by operating activities adjusted for changes in working capital and is a non-GAAP measure. Management believes this is useful to investors as an indicator of Marathon’s ability to generate cash quarterly or year-to-date by eliminating differences caused by the timing of certain working capital items. Adjusted CFO should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.
Our presentation of free cash flow is a non-GAAP measure. Free cash flow is defined as net cash provided by operating activities and cash additions to property, plant and equipment. Management believes this is useful to investors as a measure of Marathon’s ability to fund its capital expenditure programs, service debt, and fund other distributions to stockholders. Free cash flow should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.
Our presentation of adjusted free cash flow is a non-GAAP measure. Adjusted free cash flow before dividend (“adjusted free cash flow”) is defined as adjusted CFO, capital expenditures (accrued), and EG return of capital and other financing. Management believes this is useful to investors as a measure of Marathon’s ability to fund its capital expenditure programs, service debt, and fund other distributions to stockholders. Adjusted free cash flow should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.
Our presentation of capital expenditures (accrued) is a non-GAAP measure. Capital expenditures (accrued) is defined as cash additions to property, plant and equipment adjusted for the change in capital accrual and additions to other assets. Management believes this is useful to investors as an indicator of Marathon’s commitment to capital expenditure discipline by eliminating differences caused by the timing of capital accrual and other items. Capital expenditures (accrued) should not be considered in isolation or as an alternative to, or more meaningful than, cash additions to property, plant and equipment as determined in accordance with U.S. GAAP.
Our presentation of reinvestment rate is a non-GAAP measure. The reinvestment rate in the context of adjusted free cash flow is defined as capital expenditures (accrued) divided by adjusted CFO. The reinvestment rate in the context of free cash flow is defined as cash additions to property, plant and equipment divided by net cash provided by operating activities. Management believes the reinvestment rate is useful to investors to demonstrate the Company’s commitment to generating cash for use towards investor-friendly purposes (which includes balance sheet enhancement, base dividend and other return of capital).
These non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with GAAP results may provide a more complete understanding of factors and trends affecting the business and are a useful tool to help management and investors make informed decisions about Marathon Oil’s financial and operating performance. These measures should not be considered in isolation or as an alternative to their most directly comparable GAAP financial measures. A reconciliation to their most directly comparable GAAP financial measures can be found in our investor package on our website at https://ir.marathonoil.com/ and in the tables below. Marathon Oil strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

Forward-looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including without limitation statements regarding: the Company’s future capital budgets and allocations; future performance (both absolute and relative); expected free cash flow; reinvestment rates; returns to investors (including dividends and share repurchases, and the timing thereof); business strategy; capital expenditure guidance; production guidance; E.G. equity method income guidance; future E.G. earnings, cash flow and cash dividends (and the timing thereof); expected shareholder distribution yield; FCF yield and FCF efficiency; capital efficiency; FCF breakeven; growth in production per-share and other statements regarding management’s plans and objectives for future operations, are forward-looking statements. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “outlook,” “plan,” “positioned,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar words may be used to identify forward-looking statements; however, the absence of these words does not mean that the statements are not forward-looking. While the Company believes its assumptions concerning future events are reasonable, a number of factors could cause actual results to differ materially from those projected, including, but not limited to: conditions in the oil and gas industry, including supply/demand levels for crude oil and condensate, NGLs and natural gas and the resulting impact on price; changes in expected reserve or production levels; changes in political or economic conditions in the U.S. and Equatorial Guinea, including changes in foreign currency exchange rates, interest rates, inflation rates and global and domestic market conditions; actions taken by the members of the Organization of the Petroleum Exporting Countries (OPEC) and Russia affecting the production and pricing of crude oil and other global and domestic political, economic or diplomatic developments; capital available for exploration and development; risks related to the Company’s hedging activities; voluntary or involuntary curtailments, delays or cancellations of certain drilling activities; well production timing; liabilities or corrective actions resulting from litigation, other proceedings and investigations or alleged violations of law or permits; drilling and operating risks; lack of, or disruption in, access to storage capacity, pipelines or other transportation methods; availability of drilling rigs, materials and labor, including the costs associated therewith; difficulty in obtaining necessary approvals and permits; the availability, cost, terms and timing of issuance or execution of, competition for, and challenges to, mineral licenses and leases and governmental and other permits and rights-of-way, and our ability to retain mineral licenses and leases; non-performance by third parties of contractual or legal obligations, including due to bankruptcy; administrative impediments or unexpected events that may impact dividends or other distributions, and the timing thereof, from our equity method investees; changes in our credit ratings; hazards such as weather conditions, a health pandemic (including COVID-19), acts of war or terrorist acts and the government or military response thereto; security threats, including cybersecurity threats and disruptions to our business and operations from breaches of our information technology systems, or breaches of the information technology systems, facilities and infrastructure of third parties with which we transact business; changes in safety, health, environmental, tax and other regulations, requirements or initiatives, including initiatives addressing the impact of global climate change, air emissions, or water management; impacts of the Inflation Reduction Act of 2022; other geological, operating and economic considerations; and the risk factors, forward-looking statements and challenges and uncertainties described in the Company’s 2022 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases, available at https://ir.marathonoil.com/. Except as required by law, the Company undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

Consolidated Statements of Income (Unaudited)	Three Months Ended
	Jun. 30	Mar. 31	Jun. 30
(In millions, except per share data)	2023	2023	2022
Revenues and other income:
Revenues from contracts with customers	$1,484	$1,567	$2,168
Net gain (loss) on commodity derivatives	3	15	(27)
Income from equity method investments	22	80	152
Net gain (loss) on disposal of assets	—	5	(1)
Other income	4	13	11
Total revenues and other income	1,513	1,680	2,303
Costs and expenses:
Production	214	201	164
Shipping, handling and other operating	161	162	191
Exploration	11	15	8
Depreciation, depletion and amortization	559	520	436
Impairments	—	—	2
Taxes other than income	43	95	140
General and administrative	71	82	68
Total costs and expenses	1,059	1,075	1,009
Income from operations	454	605	1,294
Net interest and other	(92)	(82)	(54)
Other net periodic benefit credits	3	3	5
Income before income taxes	$365	$526	$1,245
Provision for income taxes	78	109	279
Net income	$287	$417	$966
Adjusted Net Income
Net income	$287	$417	$966
Adjustments for special items (pre-tax):
Net (gain) loss on disposal of assets	—	(5)	1
Proved property impairments	—	—	2
Exploratory dry well costs, unproved property impairments and other	5	10	—
Pension settlement	—	1	—
Unrealized (gain) loss on commodity derivatives	4	(2)	(43)
Unrealized loss on interest rate swaps	—	—	1
Acquisition transaction costs	—	1	—
Other	1	(1)	(2)
Provision (benefit) for income taxes related to special items(a)	(2)	(1)	9
Adjustments for special items	8	3	(32)
Adjusted net income(b)	$295	$420	$934
Per diluted share:
Net income	$0.47	$0.66	$1.37
Adjusted net income(b)	$0.48	$0.67	$1.32
Weighted average diluted shares	615	629	705
(a)We applied the estimated U.S. and state statutory rate of 22% to our special items.
(b)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Data (Unaudited)	Three Months Ended
	Jun. 30	Mar. 31	Jun. 30
(Per share)	2023	2023	2022
Adjusted Net Income Per Diluted Share
Net income	$0.47	$0.66	$1.37
Adjustments for special items (pre-tax):
Net (gain) loss on disposal of assets	—	(0.01)	—
Proved property impairments	—	—	—
Exploratory dry well costs, unproved property impairments and other	0.01	0.02	—
Pension settlement	—	—	—
Unrealized (gain) loss on commodity derivatives	—	—	(0.06)
Unrealized loss on interest rate swaps	—	—	—
Acquisition transaction costs	—	—	—
Other	—	—	—
Provision (benefit) for income taxes related to special items	—	—	0.01
Adjustments for special items	0.01	0.01	(0.05)
Adjusted net income per share(a)	$0.48	$0.67	$1.32
(a)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Data (Unaudited)	Three Months Ended
	Jun. 30	Mar. 31	Jun. 30
(In millions)	2023	2023	2022
Segment income
United States	$365	$425	$846
International	30	89	160
Not allocated to segments	(108)	(97)	(40)
Net income	$287	$417	$966
Net operating cash flow before changes in working capital (Adjusted CFO)(a)
Net cash provided by operating activities	$1,076	$865	$1,678
Changes in working capital	45	77	(92)
Adjusted CFO(a)	$1,121	$942	$1,586
Free cash flow
Net cash provided by operating activities	$1,076	$865	$1,678
Cash additions to property, plant and equipment	(634)	(532)	(355)
Free cash flow	$442	$333	$1,323
Adjusted free cash flow(a)
Adjusted CFO(a)	$1,121	$942	$1,586
Adjustments:
Capital expenditures (accrued)(a)	(623)	(601)	(375)
EG return of capital and other financing(b)	33	(32)	2
Adjusted free cash flow(a)	$531	$309	$1,213
Reinvestment rate(a)	54%	66%	24%
Capital expenditures (accrued)(a)
Cash additions to property, plant and equipment	$(634)	$(532)	$(355)
Change in capital accrual	11	(69)	(20)
Capital expenditures (accrued)(a)	$(623)	$(601)	$(375)
(a)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.
(b)Excludes approximately $2 million of debt issuance costs for the second quarter of 2023 and includes tax withholding for employee stock-based compensation of $30 million for the first quarter 2023.

Supplemental Statistics (Unaudited)	Three Months Ended
	Jun. 30	Mar. 31	Jun. 30
Net Production	2023	2023	2022
Equivalent Production (mboed)
United States	356	341	283
International	43	55	60
Total net production	399	396	343
Oil Production (mbbld)
United States	181	176	157
International	8	10	10
Total net production	189	186	167

Supplemental Statistics (Unaudited)	Three Months Ended
	Jun. 30	Mar. 31	Jun. 30
	2023	2023	2022
United States - net sales volumes
Crude oil and condensate (mbbld)	181	176	157
Eagle Ford	81	74	54
Bakken	68	63	75
Oklahoma	9	12	14
Permian	21	25	10
Other United States(a)	2	2	4
Natural gas liquids (mbbld)	91	78	65
Eagle Ford	39	33	15
Bakken	25	18	25
Oklahoma	17	17	18
Permian	10	10	5
Other United States(a)	—	—	2
Natural gas (mmcfd)	504	522	365
Eagle Ford	218	222	90
Bakken	90	84	81
Oklahoma	141	153	146
Permian	53	61	31
Other United States(a)	2	2	17
Total United States (mboed)	356	341	283
International - net sales volumes
Crude oil and condensate (mbbld)	8	11	10
Equatorial Guinea	8	11	10
Natural gas liquids (mbbld)	5	6	7
Equatorial Guinea	5	6	7
Natural gas (mmcfd)	186	232	256
Equatorial Guinea	186	232	256
Total International (mboed)	44	56	60
Total Company - net sales volumes (mboed)	400	397	343
Net sales volumes of equity method investees
LNG (mtd)	1,716	2,112	2,601
Methanol (mtd)	1,047	1,378	964
Condensate and LPG (boed)	6,614	8,817	10,363
(a)Includes sales volumes from certain non-core proved properties in our United States segment.

Supplemental Statistics (Unaudited)	Three Months Ended
	Jun. 30	Mar. 31	Jun. 30
	2023	2023	2022
United States - average price realizations(a)
Crude oil and condensate ($ per bbl)(b)	$72.49	$74.69	$110.10
Eagle Ford	71.32	73.90	110.16
Bakken	73.51	75.81	110.67
Oklahoma	73.57	73.37	108.85
Permian	73.42	75.25	108.59
Other United States	69.34	69.23	107.15
Natural gas liquids ($ per bbl)	$18.72	$24.27	$40.32
Eagle Ford	18.01	24.36	39.90
Bakken	18.00	22.45	39.29
Oklahoma	20.99	25.95	43.28
Permian	19.39	24.39	36.88
Other United States	18.07	24.50	38.80
Natural gas ($ per mcf)	$1.89	$2.95	$6.84
Eagle Ford	1.86	2.83	6.92
Bakken	1.69	4.65	6.21
Oklahoma	2.16	2.64	7.06
Permian	1.59	1.86	7.14
Other United States	2.45	3.27	7.02
International - average price realizations
Crude oil and condensate ($ per bbl)	$53.64	$58.57	$79.74
Equatorial Guinea	53.64	58.57	79.74
Natural gas liquids ($ per bbl)	$1.00	$1.00	$1.00
Equatorial Guinea(c)	1.00	1.00	1.00
Natural gas ($ per mcf)	$0.24	$0.24	$0.24
Equatorial Guinea(c)	0.24	0.24	0.24
Benchmark
WTI crude oil (per bbl)	$73.56	$75.99	$108.52
Brent (Europe) crude oil (per bbl)(d)	$78.32	$81.17	$113.54
Mont Belvieu NGLs (per bbl)(e)	$20.49	$25.33	$41.73
Henry Hub natural gas (per mmbtu)(f)	$2.10	$3.42	$7.17
TTF natural gas (per mmbtu)	$11.34	$16.72	$31.64
(a)Excludes gains or losses on commodity derivative instruments.
(b)Inclusion of realized gains (losses) on crude oil derivative instruments would have decreased average price realizations by $4.43 for the second quarter 2022.
(c)Represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC and/or Equatorial Guinea LNG Holdings Limited, which are equity method investees. The Alba Plant LLC processes the NGLs and then sells secondary condensate, propane, and butane at market prices. Marathon Oil includes its share of income from each of these equity method investees in the International segment.
(d)Average of monthly prices obtained from Energy Information Administration website.
(e)Bloomberg Finance LLP: Y-grade Mix NGL of 55% ethane, 25% propane, 5% butane, 8% isobutane and 7% natural gasoline.
(f)Settlement date average per mmbtu.

The following table sets forth outstanding derivative contracts as of July 31, 2023, and the weighted average prices for those contracts:

	2023
	Third Quarter	Fourth Quarter
Crude Oil
NYMEX WTI Three-Way Collars
Volume (Bbls/day)	10,000	10,000
Weighted average price per Bbl:
Ceiling	$97.59	$97.59
Floor	$60.00	$60.00
Sold put	$45.00	$45.00
Natural Gas
Henry Hub Three-Way Collars
Volume (MMBtu/day)	50,000	50,000
Weighted average price per MMBtu:
Ceiling	$11.14	$11.14
Floor	$4.00	$4.00
Sold put	$2.50	$2.50